Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 22, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in Annual Report of SciQuest, Inc. on Form 10-K for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of SciQuest, Inc. on Forms S-8 (File No. 333-170386, File No. 333-181482, File No. 333-181492 and File No. 333-188527) and on Forms S-3 (File No. 333-193777).

/s/ Grant Thornton LLP

Raleigh, North Carolina
February 22, 2016